UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
(AMENDMENT NO. 5)
UNDER THE SECURITIES EXCHANGE ACT OF 1934
MONARCH COMMUNITY BANCORP, INC.
(NAME OF ISSUER)
COMMON STOCK PAR VALUE $.01 PER SHARE
(TITLE OF CLASS OF SECURITIES)
609045 10 9
(CUSIP NUMBER)
12-31-07
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:
☑      RULE 13d-1(b)
☐      RULE 13d-1(c)
☐      RULE 13d-1(d)
*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON’S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.
THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE “FILED” FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (“ACT”) OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP No. 609045 10 9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON MONARCH COMMUNITY BANCORP, INC., EMPLOYEE STOCK OWNERSHIP PLAN IRS ID NO. 04-3627031

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

MICHIGAN STATE CHARTERED COMMERCIAL BANK’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

	5	SOLE VOTING POWER:

NUMBER OF		83,317 SHARES

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		74,023 SHARES

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		157,340 SHARES

WITH:	8	SHARED DISPOSITIVE POWER:

0 SHARES

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

157,340 SHARES

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.8%

12	TYPE OF REPORTING PERSON

EP

ITEM 1.
(A)	NAME OF ISSUER:

MONARCH COMMUNITY BANCORP, INC.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036
ITEM 2.
(A)	NAME OF PERSON FILING: MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN

TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036

(C)	CITIZENSHIP

MICHIGAN STATE CHARTERED COMMERCIAL BANK’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

(D)	TITLE OF CLASS OF SECURITIES

COMMON STOCK PAR VALUE $.01 PER SHARE

(E)	CUSIP NUMBER:

609045 10 9
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR §240.13(D)-2(B) OR (C), CHECK WHETHER THE                PERSON FILING IS A:
(F)	☑ AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH §240.13d-1(b)(1)(ii)(F)

ITEM 4. OWNERSHIP
(A)	AMOUNT BENEFICIALLY OWNED 157,340 SHARES

(B)	PERCENT OF CLASS 6.8%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE 83,317 SHARES REPRESENTING UNALLOCATED SHARES

(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE 74,023 REPRESENTING ALLOCATED SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 157,340 SHARES

(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 0 SHARES
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
NOT APPLICABLE
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
NOT APPLICABLE
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED                ON BY THE PARENT HOLDING COMPANY
NOT APPLICABLE
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
NOT APPLICABLE
ITEM 9. NOTICE OF DISSOLUTION OF GROUP
NOT APPLICABLE

ITEM 10. CERTIFICATION
        THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO
        RULE 13D-1(B):
     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 1, 2008

MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN BY FIRST BANKERS TRUST SERVICES, INC. AS TRUSTEE

/s/ Linda Shultz
Linda Shultz, Trust Officer